Exhibit 99.1

VINCE HOLDING CORP. REPORTS FIRST QUARTER 2022 RESULTS

NEW YORK, New York – June 9, 2022 – Vince Holding Corp. (NYSE: VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported its financial results for the first quarter 2022 ended April 30, 2022.

Highlights for the first quarter ended April 30, 2022:

•

Net sales increased 36.2% to $78.4 million as compared to $57.5 million in the same period last year reflecting a 34.5% increase in Vince brand sales and a 48.9% increase in Rebecca Taylor and Parker sales, combined.

•	Gross margin rate was 45.5% compared to 44.3% in the same period last year.
•	Loss from operations was $5.3 million compared to a loss from operations of $7.1 million in the same period last year.
•	Net loss was $7.2 million or $(0.60) per share compared to a net loss of $11.6 million or $(0.98) per share in the same period last year.

Jack Schwefel, Chief Executive Officer, commented, “We are very pleased with our first quarter performance, which was in-line with expectations despite the continued challenging macro environment. At Vince, the ongoing momentum is very encouraging, particularly in men’s, with growth this quarter aided by an increase in store traffic. As product continues to resonate with customers quarter after quarter, we will continue to leverage our strong brand equity and deep customer connections to drive long-term profitable growth. As we head into the second quarter, we remain focused on advancing our strategic initiatives at both Vince and Rebecca Taylor, while simultaneously working to mitigate the impact of supply chain disruptions and inflationary pressures.”

For the first quarter ended April 30, 2022:

•	Total Company net sales increased 36.2% to $78.4 million compared to $57.5 million in the first quarter of fiscal 2021.
•

Gross profit was $35.6 million, or 45.5% of net sales, compared to gross profit of $25.5 million, or 44.3% of net sales, in the first quarter of fiscal 2021. The increase in the gross margin rate was primarily due to leveraging of distribution and other overhead costs, a non-recurring insurance recovery as well as favorable channel and product mix, partially offset by higher product and freight costs.

•

Selling, general, and administrative expenses, were $40.9 million, or 52.2% of sales, compared to $32.6 million, or 56.6% of sales, in the first quarter of fiscal 2021. The increase in SG&A dollars was primarily the result of higher payroll and compensation expense, increased investments in marketing, as well as higher consulting and other third-party costs.

•	Loss from operations was $5.3 million compared to a loss from operations of $7.1 million in the same period last year.
•

Income tax expense was $0.0 million as the Company is anticipating annual ordinary income for the fiscal year and has determined that it is more likely than not that the tax benefit of the year-to-date loss will not be realized in the current year. This compares to an income tax provision of $2.6 million in the same period last year.

•	Net loss was $7.2 million or $(0.60) per share compared to a net loss of $11.6 million or $(0.98) per share in the same period last year.
•	The Company ended the quarter with 86 company-operated Vince and Rebecca Taylor stores, a net increase of 14 stores since the first quarter of fiscal 2021.

Vince First Quarter Highlights

•	Net sales increased 34.5% to $68.2 million as compared to the first quarter of fiscal 2021.
•	Wholesale segment sales increased 24.9% to $33.5 million compared to the first quarter of fiscal 2021.
•	Direct-to-consumer segment sales increased 45.3% to $34.8 million compared to the first quarter of fiscal 2021.
•	Income from operations excluding unallocated corporate expenses was $9.4 million compared to income of $7.2 million in the same period last year.

Rebecca Taylor and Parker First Quarter Highlights

•	Net sales increased 48.9% to $10.1 million as compared to the first quarter of fiscal 2021.
•	Loss from operations was $1.5 million compared to a loss from operations of $3.3 million in the same period last year.

Net Sales and Operating Results by Segment:

	Three Months Ended
	April 30,	May 1,
(in thousands)	2022	2021(1)
Net Sales:
Vince Wholesale	$33,464	$26,799
Vince Direct-to-consumer	34,782	23,932
Rebecca Taylor and Parker	10,130	6,802
Total net sales	$78,376	$57,533

Income (loss) from operations:
Vince Wholesale	$10,163	$8,835
Vince Direct-to-consumer	(802)	(1,665)
Rebecca Taylor and Parker	(1,484)	(3,263)
Subtotal	7,877	3,907
Unallocated corporate(2)	(13,162)	(11,008)
Total loss from operations	$(5,285)	$(7,101)

(1) Beginning with the fourth quarter of fiscal 2021, the Company changed the allocation methodology for certain corporate operational expenses between the Vince Wholesale and Vince Direct-to-consumer segments. The prior period has been updated to conform to the current allocation methodology. These changes did not impact the Company’s previously reported consolidated financial results.

(2) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

Balance Sheet

At the end of the first quarter of fiscal 2022, total borrowings under the Company’s debt agreements totaled $98.5 million and the Company had $41.5 million of excess availability under its revolving credit facility.

Net inventory at the end of the first quarter of fiscal 2021 was $83.3 million compared to $71.7 million at the end of the first quarter of fiscal 2021.

During the first quarter ended April 30, 2022, the Company issued and sold 36,874 shares of common stock under the ATM program for aggregate net proceeds of $305 thousand, at an average price of $8.27 per share.  Additional shares remain available under the program and proceeds will be used as sources, along with cash from operations, to fund future growth.

2022 First Quarter Earnings Conference Call

A conference call to discuss the first quarter results will be held today, June 9, 2022, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Jack Schwefel, and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (844) 200-6205, conference ID 493178. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 51 full-price retail stores, 18 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary womenswear line lauded for its signature prints, romantic detailing, and vintage inspired aesthetic reimagined for a modern era. The Rebecca Taylor collection is available at 18 retail stores, through our e-commerce site at rebeccataylor.com and through its subscription service Rebecca Taylor RNTD, www.rebeccataylorrntd.com, as well as through major department and specialty stores in the US and select international markets. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand that is trend focused.  Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; further impairment of our goodwill and indefinite-lived intangible assets; general economic conditions; our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the loss of certain of our wholesale partners; our ability to make lease payments when due; the execution and management of our retail store growth plans; the expected effects of the acquisition of the Acquired Businesses on the Company; our ability to successfully manage the transition of the new Chief Executive Officer; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; seasonal and quarterly variations in our revenue and income; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries		Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended
	April 30,	May 1,
	2022	2021
Net sales	$78,376	$57,533
Cost of products sold	42,741	32,050
Gross profit	35,635	25,483
as a % of net sales	45.5%	44.3%
Selling, general and administrative expenses	40,920	32,584
as a % of net sales	52.2%	56.6%
Loss from operations	(5,285)	(7,101)
as a % of net sales	(6.7)%	(12.3)%
Interest expense, net	1,884	1,878
Loss before income taxes	(7,169)	(8,979)
Provision for income taxes	—	2,643
Net loss	$(7,169)	$(11,622)
Loss per share:
Basic loss per share	$(0.60)	$(0.98)
Diluted loss per share	$(0.60)	$(0.98)
Weighted average shares outstanding:
Basic	12,030,826	11,812,710
Diluted	12,030,826	11,812,710

Vince Holding Corp. and Subsidiaries			Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	April 30,	January 29,	May 1,
	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$1,260	$1,056	$1,370
Trade receivables, net	25,135	29,948	26,825
Inventories, net	83,347	78,564	71,745
Prepaid expenses and other current assets	4,644	5,804	5,918
Total current assets	114,386	115,372	105,858
Property and equipment, net	16,236	17,117	16,785
Operating lease right-of-use assets	87,572	92,677	90,915
Intangible assets, net	75,671	75,835	76,327
Goodwill	31,973	31,973	31,973
Other assets	3,480	4,253	3,957
Total assets	$329,318	$337,227	$325,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,584	$46,722	$42,340
Accrued salaries and employee benefits	9,437	6,244	4,199
Other accrued expenses	11,938	13,226	15,303
Short-term lease liabilities	22,925	22,700	23,297
Current portion of long-term debt	3,500	2,625	687
Total current liabilities	90,384	91,517	85,826
Long-term debt	93,830	88,869	85,286
Long-term lease liabilities	89,018	94,367	94,242
Deferred income tax liability and other liabilities	6,692	6,694	5,497
Stockholders' equity	49,394	55,780	54,964
Total liabilities and stockholders' equity	$329,318	$337,227	$325,815